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                                                                    EXHIBIT 4.4




                              ROCKFORD CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN

         1.       ESTABLISHMENT OF PLAN.

                  Rockford Corporation, an Arizona corporation (the "Company"), proposes to grant options ("Options") for purchase of the Company's common stock, $1 par value ("Common Stock"), to eligible employees of the Company and its Designated Subsidiaries (as hereinafter defined) pursuant to this 1999 Employee Stock Purchase Plan (this "Plan"), as amended and restated on May 17, 1999. For purposes of this Plan, "parent corporation" and "subsidiary" (collectively, "Subsidiaries") shall have the same meanings as "parent corporation" and "subsidiary corporation" set forth in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"). The Company intends this Plan to qualify as an "employee stock purchase plan" under Section 423 of the Code (including any amendments or successor provisions to such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition therein.

         2.       STOCK SUBJECT TO PLAN.

                  A total of 84,000 shares of the Common Stock is reserved for issuance under this Plan. Such number shall be subject to adjustments effected in accordance with Section 16 of this Plan. Any shares of Common Stock that have been made subject to an Option that cease to be subject to the Option (other than by means of exercise of the Option), including, without limitation, in connection with the cancellation or termination of an Option, shall again be available for issuance in connection with future grants of Options under this Plan.
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         3.       PURPOSE.

                  The purpose of this Plan is to provide employees of the Company and its designated subsidiaries, as that term is defined in Section 5 of this Plan ("Designated Subsidiaries"), with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees' sense of participation in the affairs of the Company and Subsidiaries, and to provide an incentive for continued employment.

         4.       ADMINISTRATION.

                  This Plan shall be administered by the Compensation Committee ("Committee") appointed by the Company's Board of Directors (the "Board"). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, the Committee shall have exclusive authority, in its discretion, to determine all matters relating to Options granted under this Plan, including all terms, conditions, restrictions, and limitations of Options; provided, however, that all participants granted Options under an offering pursuant to this Plan shall have the same rights and privileges within the meaning of Code Section 423(b)(5) except as required by applicable law. The Committee shall also have exclusive authority to interpret this Plan and may from time to time adopt rules and regulations of general application for this Plan's administration. The Committee's exercise of discretion and interpretation of this Plan, its rules and regulations, and all actions taken and determinations made by the Committee pursuant to this Plan, shall be conclusive and binding on all parties involved or affected. The Committee may delegate administrative duties to such of the Company's officers or employees as it so determines (provided that no such delegation may be made that would cause the purchase of Common Stock by participants under this Plan to cease to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). All expenses incurred


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in connection with the administration of this Plan shall be paid by the Company and the Designated Subsidiaries; provided, however, that the Committee may require a participant to pay any costs or fees in connection with the sale by the participant of shares of Common Stock acquired under this Plan or in connection with the participant's request for the issuance of a certificate for shares of Common Stock held in the participant's account under the Plan.

         5.       ELIGIBILITY.

                  Any employee of the Company or the Designated Subsidiaries is eligible to participate in the Plan for any Offering Period (as hereinafter defined) under this Plan except the following:

                  (a) employees who have not been continuously employed by the Company or Subsidiaries from the date of hire or rehire or of return from an unapproved leave of absence for a period of at least 60 days before the beginning of such Offering Period;

                  (b) employees who are customarily employed for less than 20 hours per week;

                  (c) employees who are customarily employed for not more than five months in a calendar year;

                  (d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries or who, as a result of being granted Options under this Plan, would own stock or hold options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries; and



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                  (e) employees who are citizens of a foreign country which
prohibits foreign corporations from granting stock options to any of its citizens.

                  For all purposes of this Plan, the term Designated Subsidiaries shall mean all Subsidiaries (including the Company); provided that any Designated Subsidiary shall cease to be a Designated Subsidiary on the earlier of (i) the date such Designated Subsidiary ceases for any reason to be a "parent corporation" or "subsidiary corporation" as defined in Sections 424(e) and 424(f), respectively, of the Code, or (ii) the date the Committee or the Board determines that such Subsidiary shall no longer be a Designated Subsidiary for purposes of the Plan.

6.       OFFERING AND OFFERING PERIODS.

                  (a) For purposes of this Plan, the Offering Periods of this Plan (an "Offering Period") shall be of periods not to exceed the maximum period permitted by Section 423 of the Code.

                  (b) Until determined otherwise by the Committee or the Board, or unless paragraph (c) applies, Offering Periods shall be of six months' duration, and the first Offering Period shall begin on September 1, 1999. The first day of each Offering Period is referred to as the "Offering Date." The last day of each Offering Period is referred to as the "Purchase Date." Unless determined otherwise by the Committee or the Board, Offering Periods shall begin on the first day of the month every 6 months after the first day of the prior Offering Period. During an Offering Period, payroll deductions of the participants are accumulated under this Plan. Subject to the requirements of
Section 423 of the Code, the Committee or the Board shall have the power to change the duration of Offering Periods with respect to future offerings if such change is announced at least 30 days prior to the first day of the first Offering Period to be affected by such change.


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         7.       PARTICIPATION IN THIS PLAN.

                  Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date after satisfying the eligibility requirements by delivering an enrollment form provided by the Company at the time and in the manner required by the Committee, under such rules as are consistently applied to all eligible employees with respect to a given Option. Once an employee becomes a participant in the Plan with respect to an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws from this Plan or terminates further participation in the Offering Period as set forth in Sections 13 and 14 below, or otherwise becomes ineligible to participate. Such participant is not required to file any additional enrollment form in order to continue participation in this Plan, except that the Committee may require the filing of new enrollment forms by participants who transfer to another division of the Company or a Designated Subsidiary.

         8.       GRANT OF OPTION ON ENROLLMENT.

                  Subject to the limitations of the Plan, enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant by the Company to such employee of an Option to purchase on each Purchase Date up to that whole number of shares of Common Stock of the Company, determined by dividing (a) the amount accumulated in such employee's payroll deduction account during the Offering Period ending on such Purchase Date by (b) the Purchase Price as that term is defined in Section 9.
Fractional shares shall not be issued under this Plan.

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         9.       PURCHASE PRICE.

                  The purchase price per share (the "Purchase Price") at which a share of Common Stock will be sold in any Offering Period shall be the lower of
(a) 85 percent of the fair market value of such share on the first day of the Offering Period or (b) 85 percent of the fair market value of such share on the Purchase Date; provided, however, that in no event may the purchase price per share of Common Stock be below the par value per share of Common Stock.

                  For purposes of this Plan, the term "fair market value" on a given date shall be the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape or, if the Common Stock is not listed on such exchange, any other national securities exchange on which the Common Stock is listed or on NASDAQ. If there is no reported sale price of the Common Stock on such date, then the "fair market value" shall be measured on the next preceding trading day for which such reported sale price is available. If there is no regular trading market for the Common Stock, the fair market value of the Common Stock shall be as determined by the Committee in its sole discretion, exercised in good faith. The Committee may change the manner in which the Purchase Price is determined with respect to future offerings (provided such determination does not have the effect of lowering the Purchase Price to an amount less than that which would be computed utilizing the method for determining the Purchase Price set forth in the first paragraph of this Section 9) if such changed manner of computation is announced at least 30 days prior to the first day of the first Offering Period to be affected by such change.



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         10.      PURCHASE OF SHARES; CHANGES IN PAYROLL DEDUCTIONS; ISSUANCE OF
                  SHARES.

                  (a) Funds contributed by each participant for the purchase of shares under this Plan shall be accumulated by regular payroll deductions made during each Offering Period. The deductions shall be made as a percentage of the participant's Compensation in 1 percent increments comprising not less than 1 percent and not more than a total of 10 percent of Compensation with respect to each Offering Period. As used herein, "Compensation" shall mean only the participant's base salary, excluding cash bonuses, commissions, overtime and similar items; provided, however, that, for purposes of determining a participant's Compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125, 401(k), or 132(f) of the Code shall be treated as if the participant did not make such election. "Compensation" does not include severance pay, hiring and relocation allowances, pay in lieu of vacation, automobile allowances, imputed income arising under any Company group insurance or benefit program, income received in connection with stock options, or any other special items of remuneration. Payroll deductions shall commence on the first payday following the Offering Date and shall continue through the last payday of the Offering Period unless sooner altered or terminated as provided in this Plan.

                  (b) A participant may lower (but not increase) the rate of payroll deductions once during any six-month Offering Period and may increase or decrease the rate of payroll deductions as of the start of any Offering Period. Notwithstanding the foregoing, a participant may lower the rate of payroll deductions to zero for the remainder of an Offering Period. Such changes may be made by filing a new authorization for payroll deductions, at the time and in the manner specified by the Committee, in which case the new rate shall continue for the remainder


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of the Offering Period unless changed as described herein or unless a participant withdraws from or terminates participation in the Plan as set forth in Section 13 or 14, in which case a new election must be made. A participant who has decreased the rate of withholding to zero will be deemed to continue as a participant in the Plan until the participant withdraws from the Plan in accordance with the provisions of Section 13 or his or her participation is terminated in accordance with the provisions of Section 14. A participant shall have the right to withdraw from this Plan in the manner set forth in Section 13 regardless of whether the participant has exercised his or her right to lower the rate at which payroll deductions are made during the applicable Offering Period.

                  (c) All payroll deductions made for a participant will be credited to his or her account under this Plan and deposited with the general funds of the Company. No interest will accrue on payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

                  (d) On each Purchase Date, provided that the participant has not terminated employment in accordance with Section 14 or has not submitted a signed and completed withdrawal form, by the time and in the manner required by the Committee consistently applied to all eligible employees with respect to a given Option, or the Plan has not been terminated prior to the 15th day (or if such date is not a business day, on the immediately preceding business day) of the last month of the Offering Period, the Company shall apply the funds then in the participant's account to the purchase at the Purchase Price of whole shares of Common Stock issuable under the Option granted to such participant with respect to the Offering Period to the extent that such Option is exercisable on the Purchase Date.



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                  (e) Fractional shares cannot be purchased under this Plan and any accumulated payroll deductions which would have been used to purchase fractional shares during the Offering Period will be held in the participant's account and used to purchase shares in the next Offering Period. Amounts in a participant's account remaining after whole shares are purchased with a participant's account will be returned to the participant promptly, without interest, upon the earlier of the termination of the termination of the Plan or the withdrawal of the participant from the Plan.

                  (f) During a participant's lifetime, such participant's Option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her Option until such Option has been exercised.

         11.      LIMITATIONS ON RIGHTS TO PURCHASE.

                  (a) No employee shall be granted an Option to purchase Common Stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary which is intended to meet the requirements of Code Section 423, exceeds $25,000 in fair market value, determined as of the applicable date of the grant of the Option, for each calendar year in which the employee participates in this Plan (or any other employee stock purchase plan described in this Section 11(a)).

                  (b) The number of shares that may be purchased by any employee with respect to an Offering Period shall not exceed 1,000 shares; provided, that in the event the Committee or Board may specify a different limitation to be applied in lieu of the foregoing limitation for a future Offering Period, the number of shares that may be purchased by any employee during an Offering Period may not exceed such other limitation.



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                  (c) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant's Option to each participant affected thereby.

                  (d) Any payroll deductions accumulated in a participant's account which are not used to purchase stock due to the limitations in this
Section 11 shall be returned to the participant as soon as practicable after the end of the applicable Offering Period without interest.

         12.      EVIDENCE OF STOCK OWNERSHIP.

                  (a) Promptly following each Purchase Date, the number of shares of Common Stock purchased by each participant shall be deposited into an account established in the participant's name at a stock brokerage or other financial services firm designated or approved by the Committee (the "Plan Financial Agent"). In the event a participant or former participant shall have an account balance of less than one full share with the Plan Financial Agent as of the first day of any Offering Period for which such participant has elected not to participate in the Plan, the Plan Financial Agent shall cause such fractional share to be sold as promptly as possible and the cash proceeds from such sale to be paid to the account holder with no interest.

                  (b) Following termination of a participant's employment for any reason, the participant shall have a period of 60 days to notify the Plan Financial Agent whether such participant desires (i) to receive a certificate representing all full shares then in the participant's account with the Plan Financial Agent and cash in lieu of any fractional share interest or (ii) to sell the shares, including any fractional share, in the participant's account through the Plan


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Financial Agent. If the terminated participant fails to file such notice with the Plan Financial Agent within 60 days after termination, or within such other time as established by the Committee, he or she shall be deemed to have elected the alternative set forth in clause (i) above.

         13.      WITHDRAWAL.

                  (a) Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the person designated by the Committee a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time on or prior to the 15th day of the last month (or if such date is not a business day, the immediately preceding business day) of an Offering Period, unless a different time is set by the Committee with respect to all eligible employees with respect to an Offering Period.

                  (b) Upon withdrawal from this Plan, the accumulated payroll deductions of the participant not theretofore utilized for the purchase of shares of Common Stock on a Purchase Date shall be returned to the withdrawing participant, without interest. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any subsequent Offering Period by filing a new authorization for payroll deductions in the same manner as set forth above for initial participation in this Plan.

         14.      TERMINATION OF EMPLOYMENT; LEAVE OF ABSENCE.

                  Termination of a participant's employment for any reason, including retirement, death, or the failure of a participant to remain an eligible employee, immediately terminates his or her participation in this Plan. In such event, except as provided in Section 15, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of his or her death, to his or her beneficiary or heirs, without interest. For purposes of this Section


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14, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company in the case of any leave of absence approved by the Company or Designated Subsidiary.

         15.      RETURN OF PAYROLL DEDUCTIONS.

                  In the event a participant's interest in this Plan is terminated by withdrawal, termination of employment, or otherwise, or in the event this Plan is terminated by the Board, the Company shall promptly deliver to the participant all contributions of the participant to the Plan which have not yet been applied to the purchase of stock unless such termination of participation occurs later than the 15th day of the final month of the Offering Period (or if such date is not a business day, on the preceding business day) or such later date established by the Committee in a uniform and consistent manner, in which event such contributions will be utilized to purchase Common Stock for the participant. No interest shall accrue on the payroll deductions of a participant in this Plan.

         16.      CHANGE OF OWNERSHIP AND CAPITAL CHANGES.

                  (a) If the Company is acquired, whether by merger, consolidation, or sale of substantially all of its assets, all payroll deductions for the period in which such acquisition occurs will automatically be applied to the purchase of Company shares immediately prior to the effective date of such acquisition.

                  (b) In the event that at any time or from time to time a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares of Common Stock or any securities exchanged therefor or received in their place being exchanged for a different number


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or class of securities of the Company or of any other corporation or (b) new, different, or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock, then the Committee, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in the maximum number and kind of shares of stock subject to this Plan as set forth in the Plan, the number and kind of shares subject to purchase under outstanding Options, and the Purchase Price. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

         17.      NONASSIGNABILITY.

                  Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an Option or to receive shares under this Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 24 hereof by the participant). Any such attempt at assignment, transfer, pledge, or other disposition shall be void and without effect.

         18.      REPORTS AND STATUS OF ACCOUNTS.

                  Individual accounts will be maintained by the Plan Financial Agent for each participant in this Plan. The Participant shall have all ownership rights with respect to shares of Common Stock held in his or her account by the Plan Financial Agent, including the right to vote such shares and to receive any dividends or distributions which may be declared thereon by the Board. The Plan Financial Agent shall send to each participant promptly after the end of each Offering Period a report of his or her account setting forth with respect to such Offering Period the total payroll deductions accumulated, the number of shares purchased, and the per share price thereof, and also setting forth the total number of shares then held in his or her account. Neither


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the Company nor any Designated Subsidiary shall have any liability for any error or discrepancy in any such report.

         19.      NO RIGHTS TO CONTINUED EMPLOYMENT; NO IMPLIED RIGHTS.

                  Neither this Plan nor the grant of any Option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary or restrict the right of the Company or any Subsidiary to terminate such employee's employment. The grant of any Option hereunder during any Offering Period shall not give a participant any right to similar grants thereafter.

         20.      EQUAL RIGHTS AND PRIVILEGES.

                  All eligible employees shall have equal rights and privileges with respect to this Plan except as required by applicable law so that this Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Board, or the Committee, be reformed to comply with the requirements of
Section 423. This Section 20 shall take precedence over all other provisions in this Plan.

         21.      NOTICES.

                  All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.



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         22.      AMENDMENT OF PLAN.

                  The Board may amend this Plan in such respects as it shall deem advisable; however, stockholder approval will be required for any amendment that will increase the total number of shares as to which Options may be granted under this Plan, or, but for such shareholder approval, cause this Plan to fail to continue to qualify as an "employee stock purchase plan" under Section 423 of the Code or cause the purchase of shares thereunder to fail to be exempt from the provisions of Section 16(b) of the Exchange Act.

         23.      TERMINATION OF THE PLAN.

                  The Board may suspend or terminate this Plan at any time. Unless this Plan shall theretofore have been terminated by the Board, this Plan shall terminate on, and no Options shall be granted after, June 30, 2009. No Options shall be granted during any period of suspension of this Plan.

         24.      DESIGNATION OF BENEFICIARY.

                  (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under this Plan in the event of such participant's death prior to delivery to him or her (or to the Plan Financial Agent on his or her behalf) of such shares and cash.

                  (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant's death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant or, if no spouse,


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dependent, or relative is known to the Company, to such other person as the
Company may in good faith determine to be the appropriate designee.

         25.      CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF
                  SHARES.

                  Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         26.      EFFECTIVE DATE.

                  This plan was initially adopted May 17, 1999, by the shareholders of the Company, and is to be effective September 1, 1999.

         27.      GOVERNING LAW.

                  Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of federal law, this Plan shall be construed in accordance with, and shall be governed by, the substantive laws of the State of Arizona without regard to any provisions of Arizona law relating to the conflict of laws.



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Witness                                      ROCKFORD CORPORATION



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                                             By


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